Exhibit 99.1

Crinetics Pharmaceuticals Reports Third Quarter 2018

Financial Results and Provides Corporate Update

SAN DIEGO – November 13, 2018 – Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX), a clinical stage pharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors, today reported financial results for the quarter ended September 30, 2018 and provided an update on its corporate activities and product pipeline.

“Following the success of our July 2018 initial public offering, the Crinetics team is on track for the initiation of our Phase 2 EVOLVE and Phase 2 EDGE clinical trials in early 2019 for our lead product candidate, CRN00808, in acromegaly,” said Scott Struthers, Ph.D., Founder and Chief Executive Officer of Crinetics. “In addition, we continue to work towards advancing our other pipeline programs and expand our engagement with the scientific, medical and patient communities.”

Third Quarter Highlights

•

Filed IND with the FDA. In August 2018, the company filed its Investigational New Product Application (IND) for CRN00808 in acromegaly. The IND is in effect, thereby allowing the company to proceed with its planned Phase 2 clinical studies, the ACROBAT EVOLVE and ACROBAT EDGE trials.

•

Completed initial public offering. In July 2018, the company closed its initial public offering of 6,900,000 shares of common stock at a public offering price of $17.00 per share. Net proceeds were approximately $106.5 million, after deducting underwriting discounts, commissions, and offering expenses.

Third Quarter 2018 Financial Results

•

Research and development expenses were $6.9 million and $16.8 million for the three and nine months ended September 30, 2018, respectively, compared to $2.5 million and $6.7 million for the same periods in 2017. The increases were primarily attributable to manufacturing and development activities associated with the company’s clinical and preclinical programs and personnel costs.

•

General and administrative expenses were $1.7 million and $4.1 million for the three and nine months ended September 30, 2018, compared to $0.5 million and $1.5 million for the same periods in 2017. The increases were primarily due to costs to operate as a public company, as well as personnel costs to support the company’s growth.

•

Net loss for the three months ended September 30, 2018 was $7.6 million, compared to a net loss of $2.4 million for the three months ended September 30, 2017. For the nine months ended September 30, 2018, the company’s net loss was $18.6 million compared to a net loss of $6.6 million for the nine months ended September 30, 2017.

•

Cash and cash equivalents totaled $169.7 million as of September 30, 2018, which includes the net proceeds from the company’s July 2018 initial public offering, compared with $14.2 million as of December 31, 2017.

•	As of October 31, 2018, the company had 24,036,983 common shares outstanding.

About Crinetics Pharmaceuticals

Crinetics Pharmaceuticals is a clinical stage pharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors. The company’s lead product candidate, CRN00808, is an oral nonpeptide somatostatin agonist for the treatment of acromegaly, an orphan disease affecting more than 25,000 people in the United States. The company is also developing other oral nonpeptide somatostatin agonists for hyperinsulinism and neuroendocrine tumors, as well as an oral nonpeptide ACTH antagonist for the treatment of Cushing’s disease. Crinetics was founded by a team of scientists with a track record of endocrine drug discovery and development. For more information please visit www.crinetics.com.

Forward-Looking Statements

Crinetics cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding the anticipated timing to commence clinical trials for CRN00808 and plans to advance other pipeline programs. The inclusion of forward-looking statements should not be regarded as a representation by Crinetics that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Crinetics’ business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; the company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the success of Crinetics’ clinical trials and preclinical studies for CRN00808 and its other product candidates; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of the company’s product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; Crinetics’ ability to obtain and maintain intellectual property protection for its product candidates; and other risks described under the heading “Risk Factors” in the company’s final prospectus filed with the SEC on July 18, 2018, relating to the Registration Statement on Form S-1, as amended, for the company’s initial public offering, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Crinetics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:

Marc Wilson

Chief Financial Officer

IR@crinetics.com

(858) 450-6464

Robert H. Uhl

Westwicke Partners

robert.uhl@westwicke.com

(858) 356-5932

CRINETICS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENT DATA

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
(in 000s, except per share data)	2018	2017	2018	2017
Consolidated Statements of Operations Data:
Grant revenues	$548	$640	$1,647	$1,517
Operating expenses:
Research and development	6,886	2,523	16,828	6,671
General and administrative	1,732	491	4,098	1,472

Total operating expenses	8,618	3,014	20,926	8,143

Loss from operations	(8,070)	(2,374)	(19,279)	(6,626)
Total other income (expense)	482	(8)	659	(10)

Net loss	$(7,588)	$(2,382)	$(18,620)	$(6,636)

Net loss per share, basic and diluted	$(0.38)	$(1.67)	$(2.29)	$(5.00)

Weighted shares, basic and diluted	20,016	1,430	8,131	1,326

(in 000s)			September 30, 2018	December 31, 2017
Consolidated Balance Sheet Data:
Cash and cash equivalents			$169,654	$14,192
Working capital			$165,527	$14,268
Total assets			$176,683	$15,598
Total liabilities			$9,160	$920
Convertible preferred stock			$—	$29,700
Accumulated deficit			$(34,885)	$(16,265)
Total stockholders’ equity (deficit)			$167,523	$(15,022)